Exhibit 99.1

One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone (805) 447-4587 Fax (805) 499-3507 www.amgen.com

News Release

AMGEN’S SECOND QUARTER 2007 ADJUSTED EARNINGS

PER SHARE INCREASED 7 PERCENT TO $1.12

Second Quarter 2007 Revenue Increased 3 Percent to

$3.7 Billion; Anemia Franchise Product Sales

Decreased 6 Percent

Denosumab Meets All Endpoints

in a Pivotal Phase 3 Trial

Second Quarter 2007 GAAP Earnings

Per Share Increased to $0.90

THOUSAND OAKS, Calif. (July 26, 2007) – Amgen (NASDAQ: AMGN) reported adjusted earnings per share (EPS), excluding stock option expense and certain other expenses, of $1.12 for the second quarter of 2007, an increase of 7 percent compared to $1.05 during the second quarter of 2006. Adjusted net income, excluding stock option expense and certain other expenses, increased 2 percent to $1,265 million in the second quarter of 2007 compared to $1,235 million in the second quarter of 2006. Stock option expense on a per share basis totaled 3 cents and 4 cents in the second quarter of 2007 and 2006, respectively.

Total revenue increased 3 percent during the second quarter of 2007 to $3,728 million versus $3,604 million in the second quarter of 2006.

Adjusted EPS and adjusted net income for the second quarter 2007 and 2006 exclude stock option expense, certain expenses related to acquisitions, asset impairments and certain other items. These expenses and other items are itemized on the reconciliation tables below. Adjusted EPS including the impact of stock option expense is also itemized on the reconciliation tables below.

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Amgen’s Second Quarter Revenue Increased 3 Percent to $3.7 Billion; Second Quarter Adjusted EPS Increased 7 Percent to $1.12

On a reported basis and calculated in accordance with U.S. Generally Accepted Accounting Principles (GAAP), Amgen’s GAAP EPS was $0.90 in the second quarter of 2007 and includes $289 million of pre-tax charges for asset impairment and related costs. As part of the Company’s global review of its business plans, management decided to make changes to various ongoing capital projects. These decisions were primarily focused on rationalizing the Company’s network of manufacturing facilities in order to gain cost efficiencies while continuing to meet product demand. In particular, these decisions include a re-scoping of Ireland manufacturing operations, the construction of which was previously reported to have been delayed, certain revisions to planned manufacturing expansion in Puerto Rico and, to a lesser degree, moderated expansion of research facilities. Amgen’s GAAP EPS in the second quarter of 2006 was 1 cent and included a $1.1 billion non-tax deductible write-off of acquired in-process research and development related to the acquisition of Abgenix, which closed on April 1, 2006. Amgen’s GAAP net income increased to $1,019 million in the second quarter of 2007 versus $14 million in the second quarter of 2006.

“This has been a difficult period and this quarter’s low growth is a reflection of that reality,” said Kevin Sharer, chairman & CEO. “That said, we are making progress on many fronts to change this trend and return Amgen to strong future performance.”

Product Sales Performance

During the second quarter, total product sales increased 3 percent to $3,604 million from $3,491 million in the second quarter of 2006. Sales in the U.S. totaled $2,879 million, an increase of 1 percent versus $2,861 million in the second quarter of 2006. International sales increased 15 percent to $725 million versus $630 million for the second quarter of 2006. Changes in foreign exchange positively impacted second quarter 2007 international sales by $41 million. Excluding the impact of foreign exchange, total product sales increased 2 percent and international product sales increased 9 percent.

Worldwide sales of Aranesp® (darbepoetin alfa) decreased 10 percent to $949 million in the second quarter of 2007 versus $1,055 million during the second quarter of 2006. This was principally driven by a decline in U.S. demand. U.S. Aranesp sales were $578 million versus $713 million in the second quarter of the prior year, a decrease of 19 percent, reflecting customer reaction to label and reimbursement changes and to a lesser degree unfavorable wholesaler inventory changes offset by end-user inventory build. International Aranesp sales increased 8 percent to $371 million versus $342 million in the second quarter of 2006, primarily due to changes in foreign exchange which positively impacted second quarter 2007 sales by approximately $21 million. In Europe, growth due to increased demand in the nephrology segment was partially offset by slight dosing conservatism in the oncology segment. Excluding the impact of foreign exchange, worldwide product sales decreased 12 percent and international sales increased 2 percent.

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Amgen’s Second Quarter Revenue Increased 3 Percent to $3.7 Billion; Second Quarter Adjusted EPS Increased 7 Percent to $1.12

Sales of EPOGEN® (Epoetin alfa) increased 2 percent to $624 million in the second quarter of 2007 versus $613 million in the second quarter of 2006. Growth due to patient population growth, positive revised estimates of dialysis demand (spillover) for prior quarters and favorable wholesaler inventory changes was partially offset by a low single-digit decline in dose / utilization and unfavorable changes in customer purchasing patterns versus the second quarter of the prior year. Spillover is a result of the Company’s contractual relationship with Johnson & Johnson (please refer to the Company’s Form 10-K for a more detailed discussion of this relationship and a description of spillover).

Combined worldwide sales of Neulasta® (pegfilgrastim) and NEUPOGEN® (Filgrastim), increased 4 percent to $1,041 million in the second quarter of 2007 versus $1,005 million for the second quarter of 2006, driven primarily by increased international demand for Neulasta. Combined sales of Neulasta and NEUPOGEN in the U.S. were $773 million in the second quarter of 2007 versus $785 million in the second quarter of 2006, a decrease of 2 percent reflecting unfavorable wholesaler inventory changes and increased discounts that offset growth in unit demand. Combined international sales increased 22 percent to $268 million in the second quarter of 2007 versus $220 million for the same quarter in the prior year, reflecting both the continued conversion to Neulasta and changes in foreign exchange which positively impacted second quarter 2007 combined international sales by approximately $16 million. Excluding the impact of foreign exchange, combined worldwide sales increased 2 percent and international product sales increased 15 percent.

Sales of Enbrel® (etanercept) increased 14 percent in the second quarter to $823 million versus $724 million during the same period in 2006 reflecting an increase in demand due to increases in both patients and net sales price. Sales growth continued in both rheumatology and dermatology, driven by segment growth that was partially offset by slight share declines versus the second quarter of the prior year. ENBREL continues to maintain a leading position in both segments.

Worldwide sales of Sensipar® (cinacalcet HCl) increased 37 percent to $108 million in the second quarter of 2007 versus $79 million during the second quarter of 2006. This growth was principally driven by demand.

VectibixTM (panitumumab) sales for the second quarter were $45 million as compared to $51 million in the first quarter of 2007. This decrease was driven by customer reaction to unfavorable PACCE study results released late in the first quarter of 2007 and a decline in EGFr class growth in metastatic colorectal cancer.

Operating Expense Analysis on an Adjusted Basis:

Cost of sales increased 11 percent to $546 million in the second quarter of 2007 versus $492 million in the second quarter of 2006. This increase is primarily driven by product mix, owing to higher ENBREL sales, which is more costly to manufacture, as well as some unusual items. These include an increase in inventory reserves due to expiry risk associated with declining demand in some smaller products and excess inventory related to the introduction of a new product presentation.

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Amgen’s Second Quarter Revenue Increased 3 Percent to $3.7 Billion; Second Quarter Adjusted EPS Increased 7 Percent to $1.12

R&D expenses increased 7 percent to $777 million in the second quarter of 2007 versus $729 million in the second quarter of 2006. The second quarter increase was primarily to support the increased number and expense of studies to advance the Company’s late-stage pipeline, including previously initiated mega-trials, as well as the continued advancement of earlier stage compounds.

Selling, general and administrative (SG&A) expenses increased 5 percent to $840 million in the second quarter of 2007 versus $799 million in the second quarter of 2006. The increase is principally due to higher Wyeth profit share expenses related to ENBREL sales growth. SG&A expense growth is essentially flat year-over-year excluding higher Wyeth profit share expenses.

During the second quarter of 2007, adjusted EPS growth of 7 percent exceeded revenue growth of 3 percent by 4 percentage points. Adjusted EPS leverage for the second quarter was principally driven by fewer shares used in the computation of adjusted diluted EPS and a lower adjusted tax rate. The adjusted tax rate was lower in the second quarter versus the same period in 2006 due to a favorable audit settlement in the second quarter of 2007. In addition, the R&D tax credit was retroactively reinstated late in 2006 and expanded effective in 2007. The second quarter of 2006 adjusted tax rate did not reflect any benefit from the R&D credit.

During the second quarter of 2007, Amgen repurchased approximately 77 million shares of its common stock at a total cost of $4.5 billion. In July 2007, Amgen’s Board of Directors authorized a new stock repurchase program of $5.0 billion. The Company currently has $6.5 billion remaining under this and the previously authorized stock repurchase program. Average diluted shares for adjusted EPS in the second quarter of 2007 were 1,132 million versus 1,181 million in the second quarter of 2006.

Capital expenditures for the second quarter of 2007 were approximately $402 million versus $233 million in the second quarter of 2006. Worldwide cash and marketable securities were $5.3 billion and debt was $11.3 billion at the end of the second quarter of 2007.

The Company indicated that current sales and expense trends are consistent with a full year 2007 adjusted EPS target of $4.30. However, the recent acquisitions of Alantos and Ilypsa are expected to reduce adjusted EPS by 2 cents, to $4.28. The outcome of key events, including the National Coverage Determination (NCD) and Cardiovascular and Renal Drugs Advisory Committee (CRDAC) meeting, may affect the outlook for full-year 2007, and the Company will provide updates as appropriate.

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Amgen’s Second Quarter Revenue Increased 3 Percent to $3.7 Billion; Second Quarter Adjusted EPS Increased 7 Percent to $1.12

Second Quarter Product and Pipeline Update

The Company provided updates on selected late-stage clinical programs (Aranesp, denosumab, Vectibix and motesanib diphosphate).

Aranesp: The Company provided an update on TREAT (Trial to Reduce cardiovascular Events with Aranesp Therapy), which examines outcomes in anemic patients with renal insufficiency. The Data Safety Monitoring Committee (DSMC) for TREAT recently completed an interim analysis (40% of events experienced). Based on the results of the interim analysis and taking into account more rigorous and conservative stopping rules for safety, the DSMC recommended the study continue as planned without modification.

Denosumab: Data from the 252-patient Phase 3 study in breast cancer patients undergoing hormone ablation therapy have become available to the Company. Based on the Company’s review of the data, all primary and secondary endpoints were successfully met. The benefit/risk profile for denosumab based on analysis of adverse events remains unchanged.

Vectibix: Enrollment has begun in the Company’s Phase 3 study to evaluate Vectibix in the treatment of patients with metastatic and/or recurrent squamous cell cancer of the head and neck. The Company expects to enroll approximately 650 patients in this study. The primary endpoint is overall survival, with secondary endpoints of progression-free survival, overall response rate, time to progression, duration of response and safety.

Motesanib Diphosphate: Enrollment has begun in the Company’s Phase 3 study to evaluate motesanib diphosphate in the treatment of patients with advanced non-small cell lung cancer. The Company expects to enroll approximately 1,250 patients in this study. The primary endpoint is overall survival, with secondary endpoints of tumor response rate, duration of response and progression-free survival.

For more product information or the full prescribing information, please refer to the Amgen Web site at www.amgen.com.

As previously announced, the Company has posted in the Investors section of the Company’s Web site (www.amgen.com/investors) a slide presentation related to its second quarter financial results conference call, scheduled for 2 p.m. Pacific Time today. The conference call will be broadcast over the Internet and can also be found on Amgen’s Web site at the above web address.

Forward-Looking Statements

This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and others that can be found in our Form 10-K for the year ended Dec. 31, 2006, and in our periodic reports on Form 10-Q and Form 8-K. Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

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Amgen’s Second Quarter Revenue Increased 3 Percent to $3.7 Billion; Second Quarter Adjusted EPS Increased 7 Percent to $1.12

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. The Company’s results may be affected by our ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments (domestic or foreign) involving current and future products, sales growth of recently launched products, competition from other products (domestic or foreign) and difficulties or delays in manufacturing our products. In addition, sales of our products are affected by reimbursement policies imposed by third-party payors, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and health care cost containment as well as U.S. legislation affecting pharmaceutical pricing and reimbursement. Government and others’ regulations and reimbursement policies may affect the development, usage and pricing of our products. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We or others could identify safety, side effects or manufacturing problems with our products after they are on the market. Our business may be impacted by government investigations, litigation and products liability claims. Further, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors. We depend on third parties for a significant portion of our manufacturing capacity for the supply of certain of our current and future products and limits on supply may constrain sales of certain of our current products and product candidate development. In addition, we compete with other companies with respect to some of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers.

About Amgen

Amgen discovers, develops and delivers innovative human therapeutics. A biotechnology pioneer since 1980, Amgen was one of the first companies to realize the new science’s promise by bringing safe and effective medicines from lab, to manufacturing plant, to patient. Amgen therapeutics have changed the practice of medicine, helping millions of people around the world in the fight against cancer, kidney disease, rheumatoid arthritis and other serious illnesses. With a deep and broad pipeline of potential new medicines, Amgen remains committed to advancing science to dramatically improve people’s lives. To learn more about our pioneering science and our vital medicines, visit www.amgen.com.

CONTACT:	Amgen, Thousand Oaks
David Polk, 805-447-4613 (media)
Arvind Sood, 805-447-1060 (investors)

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Amgen’s Second Quarter Revenue Increased 3 Percent to $3.7 Billion; Second Quarter Adjusted EPS Increased 7 Percent to $1.12

Amgen Inc.

Condensed Consolidated Statements of Operations and

Reconciliation of GAAP Earnings to “Adjusted” Earnings - Excluding Stock Option Expense

(In millions, except per share data)

(Unaudited)

	Three Months Ended June 30, 2007					Three Months Ended June 30, 2006
	GAAP	Adjustments		“Adjusted,” Excluding Stock Option Expense		GAAP	Adjustments		“Adjusted,” Excluding Stock Option Expense
Revenues:
Product sales	$3,604	$—		$3,604		$3,491	$—		$3,491
Other revenues	124	—		124		113	—		113

Total revenues	3,728	—		3,728		3,604	—		3,604

Operating expenses:
Cost of sales (excludes amortization of acquired intangible assets presented below)	558	(7	)(a)	546		493	(1	)(a)	492
		(1	)(b)
		(4	)(c)
Research and development	817	(21	)(a)	777		788	(28	)(a)	729
		(18	)(d)				(16	)(d)
		(1	)(e)				(3	)(e)
							(12	)(j)
Selling, general and administrative	860	(20	)(a)	840		840	(34	)(a)	799
							(7	)(j)
Write-off of acquired in-process R&D	—	—		—		1,101	(1,101	)(k)	—
Amortization of intangible assets	74	(74	)(f)	—		87	(87	)(f)	—
Other items	289	(289	)(g)	—		—	—		—

Total operating expenses	2,598	(435)		2,163		3,309	(1,289)		2,020
Operating income	1,130	435		1,565		295	1,289		1,584
Interest and other income, net	7	—		7		21	—		21

Income before income taxes	1,137	435		1,572		316	1,289		1,605
Provision for income taxes	118	92	(i)	307		302	68	(m)	370
		97	(l)

Net income	$1,019	$246		$1,265		$14	$1,221		$1,235

Earnings per share:
Basic	$0.90			$1.12		$0.01			$1.05
Diluted (n)	$0.90			$1.12	(a)	$0.01			$1.05	(a)

Average shares used in calculation of earnings per share:
Basic	1,129			1,129		1,173			1,173
Diluted (n)	1,134			1,132		1,185			1,181

(a) - (n)    See explanatory notes on following pages.

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Amgen’s Second Quarter Revenue Increased 3 Percent to $3.7 Billion; Second Quarter Adjusted EPS Increased 7 Percent to $1.12

Amgen Inc.

Condensed Consolidated Statements of Operations and

Reconciliation of GAAP Earnings to “Adjusted” Earnings - Excluding Stock Option Expense

(In millions, except per share data)

(Unaudited)

	Six Months Ended June 30, 2007					Six Months Ended June 30, 2006
	GAAP	Adjustments		“Adjusted,” Excluding Stock Option Expense		GAAP	Adjustments		“Adjusted,” Excluding Stock Option Expense
Revenues:
Product sales	$7,169	$—		$7,169		$6,618	$—		$6,618
Other revenues	246	—		246		203	—		203

Total revenues	7,415	—		7,415		6,821	—		6,821

Operating expenses:
Cost of sales (excludes amortization of acquired intangible assets presented below)	1,150	(8	)(a)	1,105		1,045	(1	)(a)	1,044
		(7	)(b)
		(30	)(c)
Research and development	1,668	(48	)(a)	1,580		1,443	(57	)(a)	1,353
		(37	)(d)				(16	)(d)
		(3	)(e)				(5	)(e)
							(12	)(j)
Selling, general and administrative	1,630	(42	)(a)	1,588		1,529	(71	)(a)	1,451
							(7	)(j)
Write-off of acquired in-process R&D	—	—		—		1,101	(1,101	)(k)	—
Amortization of intangible assets	148	(148	)(f)	—		174	(174	)(f)	—
Other items	289	(289	)(g)	—		—	—		—

Total operating expenses	4,885	(612)		4,273		5,292	(1,444)		3,848
Operating income	2,530	612		3,142		1,529	1,444		2,973
Interest and other income, net	1	51	(h)	52		101	—		101

Income before income taxes	2,531	663		3,194		1,630	1,444		3,074
Provision for income taxes	401	92	(i)	659		615	123	(m)	738
		166	(l)

Net income	$2,130	$405		$2,535		$1,015	$1,321		$2,336

Earnings per share:
Basic	$1.86			$2.21		$0.85			$1.97
Diluted (n)	$1.84			$2.20	(a)	$0.84			$1.95	(a)

Average shares used in calculation of earnings per share:
Basic	1,147			1,147		1,188			1,188
Diluted (n)	1,155			1,152		1,202			1,198

(a) - (n)    See explanatory notes on following pages.

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Amgen’s Second Quarter Revenue Increased 3 Percent to $3.7 Billion; Second Quarter Adjusted EPS Increased 7 Percent to $1.12

Amgen Inc.

Notes to Reconciliation of GAAP Earnings to “Adjusted” Earnings - Excluding Stock Option Expense

(In millions, except per share data)

(Unaudited)

(a)	To exclude the impact of stock option expense recorded in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123R. For the three and six months ended June 30, 2007 and 2006, the total pre-tax expense for employee stock options in accordance with SFAS No. 123R was $48 million and $63 million and $98 million and $129 million, respectively.

“Adjusted” diluted EPS including the impact of stock option expense for the three and six months ended June 30, 2007 and 2006 was as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
“Adjusted” diluted EPS, excluding stock option expense	$1.12	$1.05	$2.20	$1.95
Impact of stock option expense	(0.03)	(0.04)	(0.06)	(0.08)

“Adjusted” diluted EPS, including stock option expense	$1.09	$1.01	$2.14	$1.87

(b)	To exclude merger related expenses incurred due to the Abgenix, Inc. (“Abgenix”) acquisition, primarily related to incremental costs associated with recording inventory acquired at fair value which is in excess of our manufacturing cost.

(c)	To exclude the impact of writing off the cost of a semi-completed manufacturing asset that will not be used due to a change in manufacturing strategy.

(d)	To exclude the ongoing, non-cash amortization of the R&D technology intangible assets acquired with the acquisition of Abgenix, effective April 1, 2006, and Avidia, Inc. (“Avidia”), effective October 24, 2006. The non-cash charge for 2007 is currently estimated to be approximately $71 million, pre-tax.

(e)	To exclude merger related expenses incurred due to the Tularik Inc. (“Tularik”) acquisition, primarily related to incremental costs associated with retention and/or integration. Substantially all related amounts have been incurred.

(f)	To exclude the ongoing, non-cash amortization of acquired intangible assets, primarily ENBREL, related to the Immunex Corporation (“Immunex”) acquisition. The non-cash charge for 2007 is currently estimated to be approximately $296 million, pre-tax.

(g)	To exclude asset impairment charges and related costs primarily associated with reduced capital investments as part of the rationalization of the Company’s worldwide manufacturing operations and, to a lesser degree, moderation of the expansion of our research facilities.

(h)	To exclude the pro rata portion of the deferred financing and related costs that were immediately charged to interest expense as a result of certain holders of the convertible notes due in 2032 exercising their March 1, 2007 put option and the related convertible notes being repaid in cash.

(i)	To exclude the income tax benefit recognized as the result of resolving certain non-recurring transfer pricing issues with the Internal Revenue Service (“IRS”) for prior periods.

(j)	To exclude the incremental compensation provided to certain Abgenix employees associated with their retention. Substantially all related amounts have been incurred.

(k)	To exclude the non-cash expense associated with writing off the acquired in-process research and development related to the Abgenix acquisition.

(l)	To reflect the tax effect of the above adjustments for 2007, excluding: (1) the tax benefit recognized as a result of resolving certain transfer pricing issues with the IRS (see (i) above), (2) certain of the asset impairment charges and related costs (see (g) above), and (3) the write-off of the cost of a semi-completed manufacturing asset (see (c) above).

(m)	To reflect the tax effect of the above adjustments for 2006, excluding the write-off of the acquired in-process research and development related to the Abgenix acquisition (see (k) above).

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Amgen’s Second Quarter Revenue Increased 3 Percent to $3.7 Billion; Second Quarter Adjusted EPS Increased 7 Percent to $1.12

(n)	The following table presents the computations for GAAP and “Adjusted” diluted earnings per share, computed under the treasury stock method. “Adjusted” earnings per share presented below excludes stock option expense:

	Three Months Ended June 30, 2007			Three Months Ended June 30, 2006
	GAAP	“Adjusted,” Excluding Stock Option Expense		GAAP	“Adjusted,” Excluding Stock Option Expense
Income (Numerator):
Net income for diluted EPS	$1,019	$1,265		$14	$1,235

Shares (Denominator):
Weighted-average shares for basic EPS	1,129	1,129		1,173	1,173
Effect of dilutive securities	5	3	(A)	12	8	(A)

Weighted-average shares for diluted EPS	1,134	1,132		1,185	1,181

Diluted earnings per share	$0.90	$1.12		$0.01	$1.05

	Six Months Ended June 30, 2007			Six Months Ended June 30, 2006
	GAAP	“Adjusted,” Excluding Stock Option Expense		GAAP	“Adjusted,” Excluding Stock Option Expense
Income (Numerator):
Net income for diluted EPS	$2,130	$2,535		$1,015	$2,336

Shares (Denominator):
Weighted-average shares for basic EPS	1,147	1,147		1,188	1,188
Effect of dilutive securities	8	5	(A)	14	10	(A)

Weighted-average shares for diluted EPS	1,155	1,152		1,202	1,198

Diluted earnings per share	$1.84	$2.20		$0.84	$1.95

(A)	Dilutive securities used to compute “Adjusted” diluted earnings per share for the three and six months ended June 30, 2007 and 2006 were computed exclusive of the methodology used to determine dilutive securities under SFAS No. 123R.

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Amgen’s Second Quarter Revenue Increased 3 Percent to $3.7 Billion; Second Quarter Adjusted EPS Increased 7 Percent to $1.12

Amgen Inc.

Product Sales Detail by Product and Geographic Region

(In millions)

(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2007		2006	2007		2006
Aranesp® - U.S.	$578		$713	$1,232		$1,309
Aranesp® - International	371		342	737		639
EPOGEN® - U.S.	624		613	1,249		1,217
Neulasta® - U.S.	573		579	1,146		1,076
NEUPOGEN® - U.S.	200		206	404		397
Neulasta® - International	161		122	307		233
NEUPOGEN® - International	107		98	202		195
Enbrel® - U.S.	777		685	1,470		1,314
Enbrel® - International	46		39	83		68
Sensipar® - U.S.	76		57	153		102
Sensipar® - International	32		22	60		38
Vectibix™ - U.S.	45		—	96		—
Other product sales - U.S.	6		8	13		17
Other product sales - International	8		7	17		13

Total product sales	$3,604		$3,491	$7,169		$6,618

U.S.	$2,879		$2,861	$5,763		$5,432
International	725	(a)	630	1,406	(b)	1,186

Total product sales	$3,604	(a)	$3,491	$7,169	(b)	$6,618

(a)	For the second quarter of 2007, the change in foreign exchange rates positively impacted product sales by $41 million. Excluding this impact, total product sales would have increased 2 percent and international product sales would have increased 9 percent over the prior year amounts.

(b)	For the six months ended June 30, 2007, the change in foreign exchange rates positively impacted product sales by $83 million. Excluding this impact, total product sales would have increased 7 percent and international product sales would have increased 12 percent over the prior year amounts.

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Amgen’s Second Quarter Revenue Increased 3 Percent to $3.7 Billion; Second Quarter Adjusted EPS Increased 7 Percent to $1.12

Amgen Inc.

Condensed Consolidated Balance Sheets - GAAP

(In millions)

(Unaudited)

	June 30, 2007	December 31, 2006
Assets
Current assets:
Cash and marketable securities	$5,306	$6,277
Trade receivables, net	2,163	2,124
Inventories	2,206	1,903
Other current assets	1,521	1,408

Total current assets	11,196	11,712
Property, plant and equipment, net	5,970	5,921
Intangible assets, net	3,539	3,747
Goodwill	11,265	11,302
Other assets	1,001	1,106

Total assets	$32,971	$33,788

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$4,129	$5,144
Convertible notes	—	1,698	(a)
Other debt	100	100

Total current liabilities	4,229	6,942
Deferred tax liabilities	413	367
Convertible notes	5,080	5,080
Other long-term debt	6,132	2,134
Other non-current liabilities	648	301
Stockholders’ equity	16,469	18,964

Total liabilities and stockholders’ equity	$32,971	$33,788

Shares outstanding	1,089	1,166

(a)	On March 2, 2007, as a result of certain holders of the convertible notes due in 2032 exercising their March 1, 2007 put option, the Company repurchased $1,702 million, or substantially all of the outstanding convertible notes due in 2032 at their then-accreted value for cash. Accordingly, the convertible notes repurchased were classified as current liabilities and the remaining notes were classified as non-current liabilities at December 31, 2006.

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Amgen’s Second Quarter Revenue Increased 3 Percent to $3.7 Billion; Second Quarter Adjusted EPS Increased 7 Percent to $1.12

Amgen Inc.

Reconciliation of “Adjusted” Earnings Per Share Guidance to GAAP

Earnings Per Share Guidance for the Year Ending December 31, 2007

2007
“Adjusted” earnings per share guidance - excluding stock option expense	$4.30
Acquisitions of Alantos Pharmaceutical and Ilypsa (a)	(0.02)

4.28

Known adjustments to arrive at GAAP earnings:
Asset impairment charges and related costs (b)	(0.23)
Amortization of acquired intangible assets, product technology rights (c)	(0.16)
Stock option expense (d)	(0.10 - 0.12)
Tax settlement (e)	0.08
Amortization of acquired intangible assets, R&D technology rights (f)	(0.04)
Write off of deferred financing and related costs (g)	(0.03)
Write off the cost of a semi-completed manufacturing asset (h)	(0.03)
Other merger-related expenses (i)	(0.01)
Write-off of Alantos and Ilypsa acquired in-process research & development and other merger-related expenses (j)	—

GAAP earnings per share guidance	$3.74 - $3.76

(a)	To reduce 2007 adjusted earnings per share guidance by the estimated impact of the acquisitions of Alantos Pharmaceutical (“Alantos”) and Ilypsa.

(b)	To exclude asset impairment charges and related costs associated with reduced capital investments as part of the rationalization of the Company's worldwide manufacturing operations and, to a lesser degree, moderation of the expansion of our research facilities.

(c)	To exclude the ongoing, non-cash amortization of acquired product technology rights, primarily ENBREL, related to the Immunex acquisition. The total 2007 non-cash charge is currently estimated to be approximately $296 million, pre-tax.

(d)	To exclude the estimated stock option expense associated with Amgen's adoption of SFAS No. 123R.

(e)	To exclude the income tax benefit recognized as the result of resolving certain non-recurring transfer pricing issues with the Internal Revenue Service for prior periods.

(f)	To exclude the ongoing, non-cash amortization of the R&D technology intangible assets acquired with the Abgenix and Avidia acquisitions. The total non-cash charge for 2007 is currently estimated to be approximately $71 million, pre-tax.

(g)	To exclude the pro rata portion of the deferred financing and related costs that were immediately charged to interest expense as a result of certain holders of the convertible notes due in 2032 exercising their March 1, 2007 put option and the related convertible notes being repaid in cash.

(h)	To exclude the impact of writing off the cost of a semi-completed manufacturing asset that will not be used due to a change in manufacturing strategy.

(i)	To exclude other merger related expenses incurred due to the Tularik, Abgenix and Avidia acquisitions.

(j)	In connection with the acquisitions of Alantos and Ilypsa, Amgen will incur a one-time expense associated with writing off acquired in-process research and development. In addition, Amgen will incur other merger-related expenses. As the final amount of such expenses has not yet been determined, no adjustment is reflected above.